Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS STRONG FIRST QUARTER RESULTS
Completion of Restructuring Plan Accelerated to June 30, 2016; Now Expects to Reach Low End of Operating Income Guidance of 7%-8% by Quarter Ending September 30, 2016
JASPER, IN (November 3, 2015) - Kimball International, Inc. (NASDAQ: KBAL) today announced first quarter fiscal year 2016 net sales of $156.6 million and income from continuing operations of $5.6 million, or $0.15 per diluted share.  Adjusted income from continuing operations for the first quarter of fiscal year 2016 was $6.3 million, or $0.17 per diluted share, excluding charges related to a previously announced restructuring plan.
Bob Schneider, Chairman and CEO, stated, “Continuing to build on our improved results last year, we are off to a strong start in fiscal year 2016. Our sales continue on a positive trend and our operating income improvement was impressive this quarter, up well over 100%. Our businesses are improving and I am very pleased with market reaction to our new product offerings.”
Mr. Schneider continued, “I am also very proud of our employees who have worked diligently on the consolidation of our Post Falls, Idaho operation into our Indiana facilities. As a result of their efforts, we now estimate that consolidation activities will be complete by June 30, 2016, a full three months ahead of our previous estimate of September 30, 2016, which means we will begin to see the cost structure savings sooner. In addition to all of the governance and operational work this past year, we also have been working very hard on the remaining separation steps related to the spin-off of our Electronics Manufacturing Services segment that legally occurred on October 31, 2014. We successfully completed the physical separation in August, with Electronics’ relocation to their new headquarters building. The last separation event was our IT systems, which occurred on September 30th, also three months sooner than planned. Our team’s ability to execute in operations as well as all these projects is outstanding, and a source of pride for me and all our employees. It lays a great foundation that will enable us to reach our long-term profitability goals.”
The following discussion excludes the results of the Electronic Manufacturing Services segment for all periods presented, except where indicated.
Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	September 30, 2015	September 30, 2014	Percent Change
Net Sales	$156,569	$144,446	8%
Gross Profit	$51,082	$47,183	8%
Gross Profit %	32.6%	32.7%
Selling and Administrative Expenses	$40,171	$43,505	(8%)
Selling and Administrative Expenses %	25.6%	30.2%
Restructuring Expense	$1,186	$0
Operating Income	$9,725	$3,678	164%
Operating Income %	6.2%	2.5%
Adjusted Operating Income *	$10,911	$4,813	127%
Adjusted Operating Income % *	7.0%	3.3%
Income from Continuing Operations	$5,622	$1,517	271%
Adjusted Income from Continuing Operations*	$6,347	$2,639	141%
Diluted Earnings Per Share from Continuing Operations	$0.15	$0.04	275%
Adjusted Diluted Earnings Per Share from Continuing Operations *	$0.17	$0.07	143%

* Items indicated represent Non-GAAP measurements. See “Reconciliation of Non-GAAP Financial Measures” below.

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Net sales in the first quarter of fiscal year 2016 increased 8% from the prior year first quarter, driven by increases in all vertical markets except the commercial vertical which was approximately flat. The majority of the sales increase was in the hospitality vertical which increased 34% over the prior year, driven by an increase in new hotel construction and renovations. The commercial, government, healthcare, education, and finance verticals increased in total 3% over prior year in part driven by marketing promotions and new product introductions tailored to specific verticals.

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Orders received during the fiscal year 2016 first quarter increased 2% over the prior year first quarter. Orders in the Hospitality vertical, which is historically volatile due to the existence or absence of large orders, declined 15% specifically due to the receipt of a couple of large orders last year. Orders for the remaining verticals in total were up 8%.

•	First quarter gross profit as a percent of net sales approximated the prior year first quarter with a decrease of 0.1 of a percentage point.

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Selling and administrative expenses in the first quarter of fiscal year 2016 declined as a percent of sales by 4.6 percentage points on leverage from higher sales coupled with lower costs, and decreased 7.7% in absolute dollars compared to the prior year. The lower selling and administrative expense was driven primarily by the completion of the spin-off which eliminated spin-off expenses in the current year, and the elimination of incentive pay related to executives who retired in conjunction with the spin-off.

•
Pre-tax restructuring costs in the first quarter of fiscal year 2016 totaled $1.2 million and were related to the Company's previously announced restructuring plan to consolidate its metal fabrication production from an operation located in Post Falls, Idaho, into existing production facilities in Indiana. The restructuring plan is now expected to be completed by June 30, 2016, ahead of the original schedule.

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The Company's 38.2% effective tax rate for the first quarter of fiscal year 2016 was lower than the prior year first quarter effective tax rate of 55.1%. The prior year first quarter effective tax rate was unfavorably impacted by nondeductible spin-off expenses.

•
Operating cash flow for the first quarter of fiscal year 2016 was a positive cash flow of $6.3 million compared to a negative cash flow of $6.7 million in the first quarter of the prior year. The prior year figures include Kimball Electronics' operating cash flows, as cash management was centralized prior to the spin-off.

•
The Company's cash and cash equivalents balance was $22.4 million at September 30, 2015, compared to June 30, 2015 cash and cash equivalents of $34.7 million. The decline was primarily driven by a $9.6 million expenditure for the repurchase of common stock during the first quarter and a $5.9 million expenditure for capital investments. The most significant capital investments were manufacturing equipment purchases related to the transition of metal fabrication production from the Idaho facility to production facilities in Indiana and other improvements to showrooms and manufacturing facilities.

Guidance
Restructuring activities are now expected to be complete by June 30, 2016, which is three months ahead of the original estimate of September 30, 2016. Completing the restructuring actions ahead of schedule is expected to accelerate the related cost savings. Estimated savings resulting from the consolidation activities are expected to be approximately $5 million annually, with approximately $1.25 million occurring quarterly. Originally, the Company projected operating income as a percent of net sales to be in the range of 7% to 8% beginning in the quarter ending December 31, 2016. However, with the earlier completion date and the acceleration of quarterly savings, the Company now expects to reach the low end of the previously provided guidance of 7% to 8% operating income as a percent of net sales in the quarter ending September 2016 which is a quarter earlier than previously disclosed. By the following quarter ending December 2016, also in line with previously provided guidance, we project the following: net sales to range from $170 million to $180 million; operating income to range from $12 million to $14 million; effective tax rate to range from 35% to 38%; and earnings per diluted share to range from $0.20 to $0.24. At 8% operating income, return on capital of Kimball International would approach 20%, which is among the best in the office furniture industry. The Company's guidance is based upon assumptions concerning future market sales trends as well as general economic conditions with U.S. GDP growth in the range of 2.5 to 3%.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release include (1) operating income excluding spin-off expenses and restructuring charges; (2) income from continuing operations excluding spin-off expenses and restructuring charges; and (3) diluted earnings per share from continuing operations excluding spin-off expenses and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without spin-off expenses and costs incurred in executing its restructuring plans. Excluding these amounts allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, the successful completion of the restructuring plan, our ability to fully realize the expected benefits of the restructuring plan, adverse changes in the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, financial stability of key customers and suppliers, and availability or cost of raw materials. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2015 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	November 4, 2015
Time:	11:00 AM Eastern Time
Dial-In #:	877-280-4958 (International Calls - 857-244-7315)
Pass Code:	Kimball

A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call.

About Kimball International, Inc.
Kimball International, Inc. is a leading manufacturer of design driven, technology savvy, high quality furnishings sold under the Company’s family of brands: National, Kimball Office, and Kimball Hospitality. Our diverse portfolio provides solutions for the workplace, learning, healing, and hospitality environments. Customers can access our products globally through a variety of distribution channels.  Recognized with a reputation for excellence as a trustworthy company and recognized with the Great Place to Work® designation, Kimball International is committed to a high performance culture with a foundation of sound ethics, continuous improvement, and social responsibility. To learn more about Kimball International, Inc. (NASDAQ: KBAL) visit www.kimball.com.
"We Build Success"

Financial highlights for the first quarter ended September 30, 2015 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	September 30, 2015		September 30, 2014
Net Sales	$156,569	100.0%	$144,446	100.0%
Cost of Sales	105,487	67.4%	97,263	67.3%
Gross Profit	51,082	32.6%	47,183	32.7%
Selling and Administrative Expenses	40,171	25.6%	43,505	30.2%
Restructuring Expense	1,186	0.8%	0	0.0%
Operating Income	9,725	6.2%	3,678	2.5%
Other Income (Expense), net	(624)	(0.4%)	(298)	(0.2%)
Income from Continuing Operations Before Taxes on Income	9,101	5.8%	3,380	2.3%
Provision for Income Taxes	3,479	2.2%	1,863	1.2%
Income from Continuing Operations	5,622	3.6%	1,517	1.1%
Income from Discontinued Operations, Net of Tax	0	0.0%	6,479	4.4%
Net Income	$5,622	3.6%	$7,996	5.5%

Earnings Per Share of Common Stock:
Basic from Continuing Operations	$0.15		$0.04
Diluted from Continuing Operations	$0.15		$0.04
Basic	$0.15		$0.21
Diluted	$0.15		$0.21

Average Number of Total Shares Outstanding
Basic	37,515		38,712
Diluted	37,827		38,746

Condensed Consolidated Statements of Cash Flows	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2015	2014
Net Cash Flow provided by (used for) Operating Activities	$6,324	$(6,720)
Net Cash Flow used for Investing Activities	(5,902)	(11,029)
Net Cash Flow used for Financing Activities	(12,694)	(4,513)
Effect of Exchange Rate Change on Cash and Cash Equivalents	0	(1,167)
Net Decrease in Cash and Cash Equivalents	(12,272)	(23,429)
Cash and Cash Equivalents at Beginning of Period	34,661	136,624
Cash and Cash Equivalents at End of Period	$22,389	$113,195

Prior year figures include Kimball Electronics cash flows through the October 31, 2014 spin-off date, as cash management was centralized prior to the spin-off.

	(Unaudited)
Condensed Consolidated Balance Sheets	September 30, 2015	June 30, 2015
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$22,389	$34,661
Receivables, net	51,133	55,710
Inventories	46,094	37,634
Prepaid expenses and other current assets	22,645	23,548
Property and Equipment, net	96,700	97,163
Other Intangible Assets, net	2,967	2,669
Other Assets	14,612	14,744
Total Assets	$256,540	$266,129

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$29	$27
Accounts payable	41,802	41,170
Customer deposits	20,045	18,618
Dividends payable	2,090	1,921
Accrued expenses	39,431	45,425
Long-term debt, less current maturities	219	241
Other	16,204	17,222
Share Owners' Equity	136,720	141,505
Total Liabilities and Share Owners' Equity	$256,540	$266,129

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended
(Unaudited)	September 30,
(Amounts in Thousands)	2015	2014
Interest Income	$71	$41
Interest Expense	(6)	(6)
Foreign Currency Loss	(23)	(25)
Loss on Supplemental Employee Retirement Plan Investment	(575)	(186)
Other Non-Operating Expense	(91)	(122)
Other Income (Expense), net	$(624)	$(298)

Net Sales by End Market Vertical
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2015	2014	% Change
Commercial	$49.4	$49.2	0%
Education	13.6	12.8	6%
Finance	16.0	15.4	4%
Government	28.3	27.2	4%
Healthcare	15.5	14.6	6%
Hospitality	33.8	25.2	34%
Total Net Sales	$156.6	$144.4	8%

Orders Received by End Market Vertical
	Three Months Ended
(Unaudited)	September 30,
(Amounts in Millions)	2015	2014	% Change
Commercial	$57.9	$54.2	7%
Education	11.6	10.3	13%
Finance	17.9	14.4	24%
Government	27.9	28.7	(3%)
Healthcare	17.9	15.9	13%
Hospitality	32.7	38.4	(15%)
Total Orders Received	$165.9	$161.9	2%

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Operating Income excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	September 30,
	2015	2014
Operating Income, as reported	$9,725	$3,678
Add: Pre-tax Spin-off Expenses	0	1,135
Add: Pre-tax Restructuring Charges	1,186	0
Adjusted Operating Income	$10,911	$4,813

Income from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	September 30,
	2015	2014
Income from Continuing Operations, as reported	$5,622	$1,517
Add: After-tax Spin-off Expenses	0	1,122
Add: After-tax Restructuring Charges	725	0
Adjusted Income from Continuing Operations	$6,347	$2,639

Diluted Earnings Per Share from Continuing Operations excluding Spin-off Expenses and Restructuring Charges
	Three Months Ended
	September 30,
	2015	2014
Diluted Earnings Per Share from Continuing Operations, as reported	$0.15	$0.04
Add: Impact of Spin-off Expenses	0.00	0.03
Add: Impact of Restructuring Charges	0.02	0.00
Adjusted Diluted Earnings Per Share from Continuing Operations	$0.17	$0.07